         FOR IMMEDIATE RELEASE
McCORMICK REPORTS THIRD QUARTER PERFORMANCE AND REAFFIRMS 2024 OUTLOOK
HUNT VALLEY, Md., October 1, 2024 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the third quarter ended August 31, 2024 and reaffirmed fiscal 2024 outlook for sales and operating profit.

•Sales in the third quarter were comparable to the year-ago period, reflecting volume growth of 1%, partially offset by price.

•Operating income was $287 million in the third quarter compared to $245 million in the year-ago period. Adjusted operating income was $288 million compared to $251 million in the year-ago period.

•Earnings per share was $0.83 in the third quarter as compared to $0.63 in the year-ago period. Adjusted earnings per share was $0.83 compared to $0.65 in the year-ago period.

•For fiscal year 2024, McCormick reaffirmed its sales and operating profit growth outlook, reflecting minimal impact from currency. In addition, the Company increased its earnings per share outlook.

•The Company plans to host its Investor Day on October 22, 2024 in Hunt Valley, Maryland.

President and CEO's Remarks

Brendan M. Foley, President and CEO, stated, “We are pleased with our year to date performance, which was in line with our expectations and reflects the success of our prioritized investments in the areas within our portfolio that we believe will drive the greatest value. This quarter we reached a meaningful milestone by delivering total global positive volume growth, reflecting improved trends across both segments, and we expect this momentum to continue into the fourth quarter. In our Consumer segment, we delivered solid volume growth, despite a more challenging macro environment in China. In Flavor Solutions, we drove sequential volume improvement, as we delivered strong growth in Branded Foodservice.

“We continue to strengthen our business across major markets and core categories by executing with speed and agility on the initiatives within our growth levers, including brand marketing, new products and packaging, category management, and proprietary technology. Additionally, we believe we are well positioned with our cost savings initiatives to fuel investments and generate operating margin expansion. Our year to date results coupled with our growth plans reinforce our confidence in achieving the mid to high-end of our projected sales growth for 2024. Our business fundamentals are strong, and we expect to continue to deliver profitable growth and drive shareholder value.

“Overall, we remain confident in the sustained trajectory of our business, and in our ability to deliver on our 2024 outlook and long-term financial objectives. Our commitment is underpinned by our proven track record, our broad and advantaged global portfolio, our alignment with consumer trends, as well as our differentiated heat platform. We look forward to sharing the strategic roadmap and building blocks that support our long-term objectives at our upcoming Investor Day.

“Lastly, I want to express my appreciation to McCormick employees worldwide. They are the foundation of our success. Their dedication, continuous contributions, and execution in a dynamic environment continue to inspire me. As a leadership team, we are committed to continuing to enhance our people-centric culture and developing the next generation of leaders and capabilities that will drive our success well into the future.”

Third Quarter 2024 Results

McCormick reported sales in the third quarter that were comparable to the year-ago period, with minimal impact from currency. Sales include the impact of the Company’s strategic decision to divest a small canning business and reflect 1% volume growth driven by the Consumer segment, partially offset by pricing.

Gross profit margin expanded 170 basis points versus the third quarter of last year. This expansion was driven by favorable mix as well as cost savings led by the Company's Comprehensive Continuous Improvement (CCI) program.

Operating income increased to $287 million in the third quarter of 2024 compared to $245 million in the third quarter of 2023. Excluding special charges, adjusted operating income was $288 million in the third quarter of 2024 compared to $251 million in the year-ago period. Adjusted operating income increased 15% from the year-ago period, driven primarily by gross margin expansion in addition to lower selling, general, and administrative expenses.

Income tax expense for the quarter included $16.3 million of net discrete tax benefits primarily associated with the resolution of a tax matter and deferred taxes related to state sales mix.

Earnings per share was $0.83 in the third quarter of 2024 compared to $0.63 in the year-ago period. Special charges lowered earnings per share $0.02 in the prior year period. Excluding these special charges, adjusted earnings per share was $0.83 in the third quarter of 2024 compared to $0.65 in the year-ago period. This increase was primarily attributable to the increase in operating profit, the impact of discrete tax benefits, and higher income from unconsolidated operations, driven by strong performance by the Company's largest joint venture, McCormick de Mexico.

Net cash provided by operating activities through the third quarter of 2024 was $463 million compared to $660 million through the third quarter of 2023. The benefit from the increase in earnings year over year was more than offset by the impacts of cash used for working capital, higher incentive compensation payments, and the timing of income tax payments.

Fiscal Year 2024 Financial Outlook

McCormick's 2024 outlook reflects the Company's commitment to strengthen volume trends and prioritize investments to drive profitable results and return to differentiated volume-led growth as the year progresses. The Company's CCI and GOE programs are fueling growth investments while also driving operating margin expansion. The Company expects the impact of foreign currency rates in 2024 to be minimal.

In 2024, McCormick expects sales to range between (1)% to 1% compared to 2023, with minimal impact from currency. The Company expects a favorable impact from the prior year's pricing actions. Through the power of its brands and its targeted investments, the Company expects to improve volume trends as the year progresses. The Company's strategic decisions in 2023 to discontinue low margin business and divest a small canning business will impact volume growth in 2024.

Operating income in 2024 is expected to grow by 9% to 11% from $963 million in 2023. The Company anticipates approximately $15 million of special charges in 2024 that relate to previous organizational and streamlining actions. Excluding the impact of special charges in 2024 and 2023, adjusted operating income is expected to increase 4% to 6%, with minimal impact from currency, driven by gross margin expansion partially offset by a significant increase in brand marketing investments.

McCormick projects 2024 earnings per share to be in the range of $2.81 to $2.86, compared to $2.52 of earnings per share in 2023. The Company expects special charges to lower earnings per share by $0.04 in 2024. Excluding these impacts in 2024 and 2023, the Company projects 2024 adjusted earnings per share to be in the range of $2.85 to $2.90, compared to $2.70 of adjusted earnings per share in 2023, which represents an expected increase of 5% to 7%, with minimal impact from currency. For fiscal 2024, the Company expects strong cash flow driven by profit and working capital initiatives and anticipates returning a significant portion of cash flow to shareholders through dividends.

Business Segment Results
Consumer Segment

(in millions)	Three months ended		Nine months ended
	8/31/2024	8/31/2023	8/31/2024	8/31/2023
Net sales	$ 937.4	$ 937.1	$ 2,763.4	$ 2,758.7
Operating income, excluding special charges	186.8	173.3	512.4	500.3

Consumer segment sales were comparable to the third quarter of 2023, with minimal currency impact, reflecting a 1% increase in volume growth fully offset by a 1% decrease from pricing. Volume growth in the Americas and the Europe, Middle East, and Africa (EMEA) regions was partially offset by volume declines in the Asia-Pacific region (APAC) principally attributable to the macro environment in China.

•Consumer sales in the Americas were comparable to the third quarter of 2023, reflecting a 1% increase from volume and product mix fully offset by a 1% decrease from pricing, with minimal impact from currency. Volume growth benefited from growth in the Company's core categories.

•Consumer sales in EMEA increased 3% compared to the third quarter of 2023 with minimal impact from currency. A 4% increase from higher volume and product mix was partially offset by a 1% decline from price. In major markets, volume growth was broad based across product categories.

•Consumer sales in APAC decreased 1% in the third quarter of 2024 compared to the year-ago period. In constant currency, sales were comparable with a 1% volume decline fully offset by a 1% increase from pricing actions. The volume decline was driven by slower demand in China, related to the macro environment. Outside of China, sales growth was strong and primarily driven by volume and product mix.

Consumer segment operating income, excluding special charges, increased 8% in the third quarter of 2024 compared to the year-ago period with minimal impact from currency. The growth was due to lower selling, general, and administrative expenses.
Flavor Solutions Segment

(in millions)	Three months ended		Nine months ended
	8/31/2024	8/31/2023	8/31/2024	8/31/2023
Net sales	$ 742.4	$ 747.6	$ 2,162.3	$ 2,150.7
Operating income, excluding special charges	101.6	77.8	249.6	212.6

Flavor Solutions segment sales declined 1% from the third quarter of 2023. In constant currency, sales were comparable to the prior year period with a 1% increase from pricing fully offset by the impact of the Company’s strategic decision to divest its canning business.

•In the Americas, Flavor Solutions sales increased 2% as compared to the third quarter of 2023. In constant currency, sales increased 3%, reflecting a 1% increase from pricing and a 2% increase in volume and product mix driven by strong growth in branded foodservice and the timing of customer activities.

•The EMEA region's Flavor Solutions sales declined 8% compared to the third quarter of 2023. In constant currency, sales decreased 9% including a 3% decline from the canning divestiture. The remainder of the decrease was primarily driven by a volume decline of 5% attributable to softness in quick service restaurant volumes.

•The APAC region's Flavor Solutions sales declined 1% compared to the third quarter of 2023. In constant currency, sales were comparable with minimal impact from both pricing and volume and product mix.

Flavor Solutions segment operating income, excluding special charges, grew 31% in the third quarter of 2024 compared to the year-ago period, or 32% in constant currency driven by product mix, pricing and cost savings generated by our CCI program.

Non-GAAP Financial Measures

The following tables include financial measures of adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share. These represent non-GAAP financial measures, which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact of special charges and the associated income tax effects, as applicable.

Special charges consist of expenses and income, as applicable, associated with certain actions undertaken by the Company to reduce fixed costs, simplify or improve processes, and improve our competitiveness, and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Expenses associated with the approved actions are classified as special charges upon recognition and monitored on an on-going basis through completion.

We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Nine Months Ended
	8/31/2024	8/31/2023	8/31/2024	8/31/2023
Operating income	$ 286.5	$ 245.0	$ 754.1	$ 665.8
Impact of special charges	1.9	6.1	7.9	47.1
Adjusted operating income	$ 288.4	$ 251.1	$ 762.0	$ 712.9
% increase versus year-ago period	14.9%		6.9%
Operating income margin (1)	17.1%	14.5%	15.3%	13.6%
Impact of special charges	0.1%	0.4%	0.2%	0.9%
Adjusted operating income margin (1)	17.2%	14.9%	15.5%	14.5%

Income tax expense	$ 41.0	$ 42.7	$ 116.8	$ 117.4
Impact of special charges	0.6	1.3	2.1	11.0
Adjusted income tax expense	$ 41.6	$ 44.0	$ 118.9	$ 128.4
Income tax rate (2)	16.7%	21.4%	18.4%	21.7%
Impact of special charges	0.1%	— %	0.1%	0.1%
Adjusted income tax rate (2)	16.8%	21.4%	18.5%	21.8%

Net income	$ 223.1	$ 170.1	$ 573.3	$ 461.3
Impact of special charges	1.3	4.8	5.8	36.1
Adjusted net income	$ 224.4	$ 174.9	$ 579.1	$ 497.4
% increase versus year-ago period	28.3%		16.4%

Earnings per share - diluted	$ 0.83	$ 0.63	$ 2.13	$ 1.71
Impact of special charges	—	0.02	0.02	0.13
Adjusted earnings per share - diluted	$ 0.83	$ 0.65	$ 2.15	$ 1.84
% increase versus year-ago period	27.7%		16.8%

(1)	Operating income margin, impact of special charges, and adjusted operating income margin are calculated as operating income, impact of special charges, and adjusted operating income as a percentage of net sales for each period presented.
(2)	Income tax rate is calculated as income tax expense as a percentage of income from consolidated operations before income taxes. Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding special charges of $248.1 million and $205.5 million for the three months ended August 31, 2024, and 2023 respectively, and $642.0 million and $588.1 million for the nine months ended August 31, 2024 and 2023, respectively.
Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed on a constant currency basis are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the comparative year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the comparative year. Rates of constant currency growth (decline) follow:

	Three Months Ended August 31, 2024
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer Segment
Americas	(0.4)%	(0.2)%	(0.2)%
EMEA	2.9%	0.3%	2.6%
APAC	(0.9)%	(0.9)%	—%
Total Consumer segment	—%	(0.2)%	0.2%
Flavor Solutions Segment
Americas	1.8%	(0.8)%	2.6%
EMEA	(8.4)%	0.6%	(9.0)%
APAC	(1.3)%	(1.2)%	(0.1)%
Total Flavor Solutions segment	(0.7)%	(0.5)%	(0.2)%
Total net sales	(0.3)%	(0.4)%	0.1%
Adjusted operating income
Consumer segment	7.8%	(0.3)%	8.1%
Flavor Solutions segment	30.6%	(1.4)%	32.0%
Total adjusted operating income	14.9%	(0.7)%	15.6%

	Nine Months Ended August 31, 2024
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer Segment
Americas	(0.7)%	(0.1)%	(0.6)%
EMEA	7.1%	2.2%	4.9%
APAC	(4.6)%	(2.3)%	(2.3)%
Total Consumer segment	0.2%	—%	0.2%
Flavor Solutions Segment
Americas	2.0%	0.4%	1.6%
EMEA	(5.0)%	1.4%	(6.4)%
APAC	1.9%	(2.8)%	4.7%
Total Flavor Solutions segment	0.5%	0.3%	0.2%
Total net sales	0.3%	0.2%	0.1%
Adjusted operating income
Consumer segment	2.4%	(0.1)%	2.5%
Flavor Solutions segment	17.4%	—%	17.4%
Total adjusted operating income	6.9%	(0.1)%	7.0%

To present "constant currency" information for the fiscal year 2024 projection, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the Company's budgeted exchange rates for 2024 and are compared to the 2023 results, translated into U.S. dollars using the same 2024 budgeted exchange rates, rather than at the average actual exchange rates in effect during fiscal year 2023.

The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2024 and actual results for 2023:

Year Ended
	2024 Projection	11/30/23
Earnings per share - diluted	$2.81 to $2.86	$ 2.52
Impact of special charges	0.04	0.18
Adjusted earnings per share - diluted	$2.85 to $2.90	$ 2.70

Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-Looking Information
Certain statements contained in this release, including statements concerning expected performance such as those relating to net sales, gross margin, earnings, cost savings, special charges, acquisitions, brand marketing support, volume and product mix, income tax expense, and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” "should," "anticipate," "intend," “believe” and “plan” and similar expressions. These statements may relate to: general economic and industry conditions, including consumer spending rates, interest rates, and availability of capital; expectations regarding sales growth potential in various geographies and markets, including the impact from brand marketing support, product innovation, and customer, channel, category, heat platform and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected impact of pricing actions on the Company's results of operations, including our sales volume and mix as well as gross margins; the expected impact of the inflationary cost environment on our business; the expected impact of factors affecting our supply chain, including the availability and prices of commodities and other supply chain resources including raw materials, packaging, labor, energy, and transportation; the expected impact of productivity improvements, and cost savings, including those associated with our CCI and GOE programs and Global Business Services operating model initiative; the ability to identify, attract, hire, retain and develop qualified personnel and develop the next generation of leaders; the impact of the ongoing conflicts between Russia and Ukraine, Israel and Hamas, and in the Red Sea, including the potential for broader economic disruption; expected working capital improvements; the expected timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning (ERP) system; the expected impact of accounting pronouncements; the expectations of pension and postretirement plan contributions and anticipated charges associated with those plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt, working capital needs, planned capital expenditures, quarterly dividends and our ability to obtain additional short- and long-term financing or issue additional debt securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.
These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the Company's ability to drive revenue growth; the Company's ability to increase pricing to offset, or partially offset, inflationary pressures on the cost of our products; damage to the Company's reputation or brand name; loss of brand relevance; increased private label use; the Company's ability to drive productivity improvements, including those related to our CCI program and streamlining actions, including our GOE program; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preference and demand; business interruptions due to natural disasters, unexpected events or public health crises;

issues affecting the Company's supply chain and procurement of raw materials, including fluctuations in the cost and availability of raw and packaging materials; labor shortage, turnover and labor cost increases; the impact of the ongoing conflicts between Russia and Ukraine, Israel and Hamas, and in the Red Sea, including the potential for broader economic disruption; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses; global economic and financial conditions generally, availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of our amount of outstanding indebtedness and related level of debt service as well as the effects that such debt service may have on the Company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the Company's information technology systems, including the threat of data breaches and cyber-attacks; the Company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, and volatility in our effective tax rate; climate change; Environmental, Social and Governance (ESG) matters; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the Company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the Company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With over $6.5 billion in annual sales across 150 countries and territories, we manufacture, market, and distribute herbs, spices, seasonings, condiments and flavors to the entire food and beverage industry including retailers, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane, Gourmet Garden, FONA and Giotti. The breadth and reach of our portfolio uniquely position us to capitalize on the consumer demand for flavor in every sip and bite, through our products and our customers' products. We operate in two segments, Consumer and Flavor Solutions, which complement each other and reinforce our differentiation. The scale, insights, and technology that we leverage from both segments are meaningful in driving sustainable growth.

Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable, and delicious go hand in hand.

To learn more, visit www.mccormickcorporation.com or follow McCormick & Company on Instagram and LinkedIn.

#  #  #
For information contact:
Investor Relations:
Faten Freiha - faten_freiha@mccormick.com
Global Communications:
Lori Robinson - lori_robinson@mccormick.com
(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Nine months ended
	August 31, 2024	August 31, 2023	August 31, 2024	August 31, 2023
Net sales	$ 1,679.8	$ 1,684.7	$ 4,925.7	$ 4,909.4
Cost of goods sold	1,029.9	1,061.9	3,056.9	3,108.2
Gross profit	649.9	622.8	1,868.8	1,801.2
Gross profit margin	38.7%	37.0%	37.9%	36.7%
Selling, general and administrative expense	361.5	371.7	1,106.8	1,088.3
Special charges	1.9	6.1	7.9	47.1
Operating income	286.5	245.0	754.1	665.8
Interest expense	53.5	52.7	156.7	155.5
Other income, net	13.2	7.1	36.7	30.7
Income from consolidated operations before income taxes	246.2	199.4	634.1	541.0
Income tax expense	41.0	42.7	116.8	117.4
Net income from consolidated operations	205.2	156.7	517.3	423.6
Income from unconsolidated operations	17.9	13.4	56.0	37.7
Net income	$ 223.1	$ 170.1	$ 573.3	$ 461.3

Earnings per share - basic	$ 0.83	$ 0.63	$ 2.13	$ 1.72

Earnings per share - diluted	$ 0.83	$ 0.63	$ 2.13	$ 1.71

Average shares outstanding - basic	268.6	268.4	268.5	$ 268.4
Average shares outstanding - diluted	269.7	270.1	269.6	269.8

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	August 31, 2024	November 30, 2023
Assets
Cash and cash equivalents	$ 200.8	$ 166.6
Trade accounts receivable, net	660.9	587.5
Inventories	1,242.6	1,126.5
Prepaid expenses and other current assets	140.0	121.0
Total current assets	2,244.3	2,001.6
Property, plant and equipment, net	1,399.5	1,324.7
Goodwill	5,277.7	5,260.1
Intangible assets, net	3,332.7	3,356.7
Other long-term assets	950.7	919.2
Total assets	$ 13,204.9	$ 12,862.3

Liabilities
Short-term borrowings and current portion of long-term debt	$ 1,244.9	$ 1,071.5
Trade accounts payable	1,227.8	1,119.3
Other accrued liabilities	671.6	908.1
Total current liabilities	3,144.3	3,098.9
Long-term debt	3,343.1	3,339.9
Deferred taxes	836.2	861.2
Other long-term liabilities	430.3	478.8
Total liabilities	7,753.9	7,778.8
Shareholders’ equity
Common stock	2,234.7	2,199.6
Retained earnings	3,577.2	3,249.7
Accumulated other comprehensive loss	(390.4)	(388.6)
Total McCormick shareholders' equity	5,421.5	5,060.7
Non-controlling interests	29.5	22.8
Total shareholders’ equity	5,451.0	5,083.5
Total liabilities and shareholders’ equity	$ 13,204.9	$ 12,862.3

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Nine Months Ended
	August 31, 2024	August 31, 2023
Operating activities
Net income	$ 573.3	$ 461.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	157.5	150.4
Stock-based compensation	39.9	51.1
Deferred income tax expense (benefit)	(37.2)	1.7
Income from unconsolidated operations	(56.0)	(37.7)
Changes in operating assets and liabilities
Trade accounts receivable	(72.2)	(22.9)
Inventories	(108.9)	139.7
Trade accounts payable	112.3	(90.4)
Other assets and liabilities	(202.1)	(43.6)
Dividends from unconsolidated affiliates	56.6	50.5
Net cash flow provided by operating activities	463.2	660.1

Investing activities
Capital expenditures (including software)	(189.3)	(187.2)
Other investing activities	0.2	2.4
Net cash flow used in investing activities	(189.1)	(184.8)

Financing activities
Short-term borrowings, net	908.6	(850.0)
Long-term debt borrowings	—	496.4
Payment of debt issuance costs	—	(1.1)
Long-term debt repayments	(752.8)	(12.7)
Proceeds from exercised stock options	12.8	15.9
Taxes withheld and paid on employee stock awards	(8.9)	(10.8)
Common stock acquired by purchase	(29.0)	(26.7)
Dividends paid	(338.3)	(313.8)
Other financing activities	1.7	1.6
Net cash flow used in financing activities	(205.9)	(701.2)

Effect of exchange rate changes on cash and cash equivalents	(34.0)	46.6
Decrease in cash and cash equivalents	34.2	(179.3)
Cash and cash equivalents at beginning of period	166.6	334.0

Cash and cash equivalents at end of period	$ 200.8	$ 154.7